Exhibit 10.2

DR Shell LLC

December 9, 2020

VIA EMAIL

Custodian Ventures, LLC

Attention: David Lazar, Manager

Re:	Stock Purchase Agreement

Dear David:

Reference is made to the Stock Purchase Agreement by and among Custodian Ventures, LLC, David Lazar and DR Shell, LLC dated December 7, 2020 (the “Agreement”). For good and valuable consideration, receipt of which is acknowledged, we agree that the purchase price of $245,000 shall be allocated by valuing the Common Stock at $180,000 and the Series A Preferred Stock at $65,000. In all other respects, the Agreement is ratified and confirmed.

Please execute a copy of the Agreement signifying your consent.

Sincerely yours,

/s/ Ross DiMaggio
Name:	Ross DiMaggio, Manager

We hereby agree to the foregoing:

Custodian Ventures, LLC

By:	/s/ David Lazar
David Lazar, Manager and personally